Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen to Host Commodity Exchange-Traded Products Conference Call

CHICAGO, November 19, 2012 – Nuveen Investments, a leading global provider of investment services to institutions and high-net-worth investors, today announced it will host a conference call to provide an update on the commodity market and an overview of Nuveen’s commodity exchange-traded products, the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) and the Nuveen Diversified Commodity Fund (NYSE MKT: CFD). The call will take place on Monday, December 3, 2012 and is open to the public.

Leading the discussion will be Susan Wager, Managing Director of Gresham Investment Management and portfolio manager for CTF and CFD. Gresham Investment Management, an affiliate of Nuveen Investments, serves as the commodity subadvisor for CTF and CFD through its Near Term Active division. Hosting the call will be Dave Lamb, Senior Vice President, Financial Modeling and Analysis, and Bob Kuppenheimer, Managing Director, Key Accounts, both from Nuveen Investments.

Details about the call, including dial-in information, can be found on Nuveen’s Conference Calls & Webinars webpage, and below. A call replay will be available for one month, beginning on or before Monday, December 10, 2012.

Call Date:	Monday, December 3, 2012
Call Time:	1:00 p.m. Central
Call #:	800-662-7857
Call ID:	71457091

Investments in shares of CTF and CFD are subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not mutual funds, closed-end funds, or any other types of “investment companies” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see Nuveen’s Commodity Exchange-Traded Products’ webpage at: http://www.nuveen.com/CommodityInvestments.

This is not a solicitation to buy or sell fund shares. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, Symphony Asset Management, NWQ Investment Management Company, Santa Barbara Asset Management, Tradewinds Global Investors, Winslow Capital Management, and Gresham Investment Management. In total, Nuveen Investments managed approximately $220 billion as of September 30, 2012. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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